Exhibit 99.1

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624 4576	Tel: 415 677 2700
		amerriweather@ monogrambio.com	jeremiah.hall@ fkhealth.com

Monogram Announces Year-End 2006 Financial Results

Commercialization plans underway for Trofile™ Assay in HIV; Clinical evaluation of eTag

Assay in oncology progressing

— Conference call today at 4:30 p.m. ET —

SOUTH SAN FRANCISCO, Calif., February 8, 2007 – Monogram Biosciences, Inc. (Nasdaq: MGRM) today reported financial results for the quarter and year ended December 31, 2006.

Fourth Quarter Results

The Company had revenue of $10.2 million for the fourth quarter of 2006, compared to revenue of $12.7 million for the fourth quarter of 2005. Revenue from the Company’s HIV testing products was $9.7 million in the fourth quarter of 2006 compared to $11.5 million for the same period in 2005, reflecting the substantial completion in mid-2006 of testing for Pfizer’s phase III trial of maraviroc.

“With the NDA for Pfizer’s maraviroc, now submitted to the FDA and EMEA, we are moving ahead with preparations for commercial introduction of Trofile™ (our co-receptor tropism assay) after approval of maraviroc,” said William Young, Monogram’s chief executive officer. “The phase III trial boosted our revenues in 2005 and the first half of 2006 and we look forward to Trofile and maraviroc moving into the commercial phase later this year.”

For the fourth quarter of 2006, a net loss of $7.0 million, or $0.05 per common share, was recorded, compared to a net loss of $21.3 million, or $0.17 per common share, for the same period in 2005. Included in these results were substantial non-cash items which are described below under “Non-GAAP Proforma Results.” On a non-GAAP proforma basis, adjusted for these non-cash items, the net loss was $5.5 million, or $0.04 per share, in the fourth quarter of 2006 compared to a net loss of $3.6 million, or $0.03 per share, in the same period of 2005.

Annual Results

The Company had revenue of $48.0 million for the year ended December 31, 2006, compared to $48.3 million for 2005. Revenue from the Company’s HIV testing products increased to $45.2 million in 2006 from $43.5 million for 2005.

For the twelve months ended December 31, 2006, a net loss of $38.7 million, or $0.30 per common share, was recorded, compared to a net loss of $37.6 million, or $0.30 per common share, for 2005. On a non-GAAP proforma basis, adjusted for non-cash items, the net loss was $15.4 million, or $0.12 per share, in the twelve months ended December 31, 2006 compared to a net loss of $13.0 million, or $0.11 per share, in 2005.

Cash Resources

The Company had $31.1 million in cash resources (comprising cash, cash equivalents and short-term investments) at December 31, 2006. Subsequent to this date, in January 2007, the Company closed a financing in which it received net proceeds of approximately $21 million through the sale of a 0% Convertible Senior Unsecured Note. Taken together, these sources of cash provide approximately $52 million in cash resources.

Recent Corporate Highlights

“This has been an extremely positive year for Monogram,” said Young. “We have greatly strengthened our cash position, we are poised for an exciting commercial launch of our Trofile Assay after the approval of Pfizer’s CCR5 antagonist maraviroc, and our first eTag assays are ready for clinical validation in predicting clinical outcomes in breast cancer patients.”

“With the investment by Pfizer earlier in 2006, coupled with the recently completed convertible financing, we can look forward to 2007 with over $50 million in cash resources with which to execute on two very exciting opportunities – Trofile and eTag,” continued Young. “With Pfizer’s first-in-class CCR5 antagonist, maraviroc, now the subject of an NDA submission to the FDA, we are preparing, with Pfizer, for availability of our Trofile Assay in support of Pfizer’s expanded access program early in 2007 and commercial use after approval by the FDA and international regulatory authorities. While the results of the phase III trial are not yet known, we believe having been used for patient selection in the trials, it is likely that our tests may be used for patient selection after regulatory approval of maraviroc.”

“Our oncology program is making excellent progress,” added Young. “We believe that our first assays are now quite robust and we are proceeding to obtain patient samples in which to confirm initially identified correlations between assay measurements and clinical outcomes. At the same time we are continuing to work on expanding our portfolio of EGFR/Her assays to include a broader range of EGFR/Her markers.”

Following is a summary of recent key accomplishments.

Corporate:

•	Closed, in January 2007, a 0% Convertible Senior Unsecured Note financing, with proceeds of $22.5 million (approximately $21 million, net of estimated fees and expenses).

•

Ended 2006 with total cash and cash investments of $31.1 million. Taken together with the estimated net proceeds, received in January 2007, of the financing described above, these sources of cash provide approximately $52 million in cash resources.

•	Executed a lease termination agreement related to the former ACLARA facility in Mountain View, reducing prospective future cash expenditures by approximately $2.2 million.

HIV:

•

Continued planning under our multi-year collaboration agreement with Pfizer to provide worldwide availability of Trofile for patient use. Planning is in process for the first 31 countries determined by Pfizer, of which 5 are in an advanced stage of planning.

•	Provided testing services in support of a first-in-class integrase inhibitor compound in a Phase III trial by Merck & Co.

•	Provided testing services, including our Phenosense HIV Integrase Assay in support of Gilead’s Phase II study of their novel integrase inhibitor, GS-9137.

•

Provided testing services, including assays for co-receptor tropism and drug susceptibility, to Schering Plough to support the clinical development of vicriviroc, Schering Plough’s investigational CCR5 receptor antagonist.

•	Submitted and received acceptance of 16 abstracts for presentation at CROI in February 2007 related to our HIV resistance and patient screening assays.

Oncology:

•	Completed the internal development work on our first EGFR/Her assays, with significant enhancements to assay sensitivity, and initiated preparations for CLIA validation.

•

Completed the analysis of activated signaling pathways in two clinical cohorts of breast cancer patients, with consistently identified relationships between EGFR/Her family receptor interactions and clinical outcomes.

•	Initiated plans to obtain access to additional patient samples to evaluate these correlations in independent cohorts of both early and late stage breast cancer patients.

•	Submitted several abstracts for presentation at ASCO.

Outlook

The following are the key objectives on which we are focused:

HIV:

•	Continue to grow annual HIV testing revenues.

•	Introduce Trofile (our co-receptor tropism assay) commercially for use with Pfizer’s maraviroc following regulatory approval of maraviroc.

•	Continue planning, through our collaboration with Pfizer, for use of Trofile in international markets.

•	Achieve CLIA validation of our tests for assessing resistance to the integrase class of HIV drugs.

Oncology:

•	Obtain additional breast cancer patient samples to clinically validate the initially identified correlations between assay measurements and clinical outcomes.

•	CLIA validate the first eTag EGFR/Her assay in our certified clinical laboratory.

•	Present and publish clinical and operational data on the EGFR/Her assays.

•	Complete the development and clinical validation of additional EGFR/Her receptor and receptor dimer assays.

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Establish research and clinical collaborations with pharmaceutical and biotechnology companies directed at the application of the eTag technology to drug discovery, development and clinical evaluation.

Following the financial statements below, Monogram has provided supplemental information to help investors and media gain further insights into its business.

Non-GAAP Proforma Results

The Company is reporting non-GAAP proforma results which exclude certain items to provide a clearer view of ongoing expenses without the impact of merger-related costs and non-cash stock-based compensation. A reconciliation of these non-GAAP proforma results to GAAP results is included with the Statement of Operations data attached to this release.

There were several non-cash items that affected results for the periods ended December 31, 2006 and 2005 and were recorded as follows:

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Adjustments reflected in operating expenses for the following items of stock-based compensation: the net impact in 2005 of variable accounting on all former ACLARA stock options as a result of the contingent value rights, or CVRs; recognition of expense based on the value of CVRs related to former ACLARA stock options that vested during the period in 2005 and 2006; and charges in 2006 for stock-based compensation in accordance with SFAS 123R which was adopted by the Company effective January 1, 2006. These adjustments were $6.9 million (unfavorable) and $1.8 million (favorable) for 2006 and 2005, respectively.

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“Mark-to-market” adjustments to the liability established for the payment on the CVRs issued as part of the merger consideration for ACLARA are reflected as non-operating income and expense in the statement of operations for each period in 2005 and in the first two quarters of 2006. As the outstanding CVR’s were settled in the second quarter of 2006, adjustments are not relevant for third and fourth quarters of 2006 or for future quarters. These adjustments were $16.4 million (unfavorable) and $26.3 million (unfavorable) for the years ended December 31, 2006 and 2005, respectively.

Capital Structure

At December 31, 2006, a total of 131 million shares of common stock were outstanding. Stock options and warrants are outstanding on 19.2 million shares and 0.8 million shares of common stock, respectively. The principal amount of Pfizer’s $25 million convertible note is convertible into approximately 9.2 million shares of common stock. The $30 million principal amount of our 0% Convertible Senior Unsecured Notes, issued in January 2007, is convertible into approximately 11.9 million shares of common stock.

Conference Call Details

Monogram will host a conference call today at 4:30 p.m. Eastern Time. To participate in the live teleconference please call (800) 289-0726, or (913) 981-5545 for international callers, fifteen minutes before the conference begins. Live audio of the call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.monogrambio.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at (888) 203-1112, or (719) 457-0820 for international callers. The replay passcode is 8864983.

The information provided on the teleconference is only accurate at the time of the conference call, and Monogram assumes no obligation to provide updated information except as required by law.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release and attached supplemental information are forward-looking. These forward-looking statements include references to the potential for an HIV drug that requires a molecular diagnostic for patient selection, plans for further development of the eTag technology and anticipated clinical validation and laboratory validation in a CLIA setting, expected protection provided by recently allowed patents, our ability to advance its opportunities in HIV and oncology, activities expected to occur in connection with the Pfizer collaboration, and the statements under “Outlook.” These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that regulatory authorities may not require or recommend a molecular diagnostic for patient selection for an HIV drug, risks related to the implementation of the collaboration with Pfizer; risks related to our ability to recognize revenue from activities under the collaboration with Pfizer; risks and uncertainties relating to the performance of our products; the growth in revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors, entry inhibitors or integrase inhibitors; the use of our Trofile co-receptor tropism assay for patient use in the event of approval of any CCR5 inhibitors; the ability of our eTag assays to predict response to particular therapeutic agents, our ability to obtain additional cohorts of patient samples for additional studies, our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the levels of demand for our products; the impact of competition; the timing and ultimate size of pharmaceutical company clinical trials; seasonal effects on revenue due to holiday periods which often affect the first and third quarters; whether payors will authorize reimbursement for our products and services; whether the FDA or any other agency will decide to further regulate our products or services, whether the draft guidance on Multivariate Index Assays recently issued by FDA applies to our current or planned products; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; restrictions on the conduct of our business imposed by the Pfizer and Merrill Lynch debt agreements; the impact of additional dilution if our convertible debt is converted to equity; and whether we will be able to raise sufficient capital in the future, if required. For a discussion of other factors that may cause actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PhenoSense, Trofile and eTag are trademarks of Monogram Biosciences, Inc.

~financials to follow~

MONOGRAM BIOSCIENCES, INC.

SELECTED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue:
Product revenue	$9,732	$11,474	$45,150	$43,468
Contract revenue	498	1,232	2,808	4,784

Total revenue	10,230	12,706	47,958	48,252

Operating costs and expenses:
Cost of product revenue	5,396	5,281	22,703	20,001
Research and development	4,560	5,272	18,981	18,996
Sales and marketing	3,471	3,672	14,735	12,588
General and administrative	3,802	2,535	15,042	10,200

Total operating costs and expenses	17,229	16,760	71,461	61,785

Operating loss	(6,999)	(4,054)	(23,503)	(13,533)

Interest and other income, net	17	554	1,250	2,243
CVR valuation adjustment	—	(17,803)	(16,450)	(26,296)

Net Loss	(6,982)	(21,303)	(38,703)	(37,586)

Net loss per common share	$(0.05)	$(0.17)	$(0.30)	$(0.30)

Weighted-average shares used in computing net loss per common share	130,976	127,270	130,447	123,527

Reconciliation of Non-GAAP Proforma Results to GAAP

Net loss	$(6,982)	$(21,303)	$(38,703)	$(37,586)
Adjustments for non cash items:
CVR valuation adjustment	—	17,803	16,450	26,296
Stock based compensation	1,470	(56)	6,900	(1,752)

Non-GAAP Proforma net loss	(5,512)	(3,556)	(15,353)	(13,042)

Non-GAAP Proforma net loss per common share	$(0.04)	$(0.03)	$(0.12)	$(0.11)

Management believes that this non-GAAP proforma financial data supplements the Company’s GAAP financial statements by providing investors with additional information which allows them to have a clearer picture of the Company’s operations, financial performance and the comparability of the Company’s operating results from period to period as they exclude the effects of costs related to the Company’s merger with ACLARA that management believes are not indicative of the Company’s ongoing operations and the impact of stock-based compensation. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, management has provided a reconciliation of the non-GAAP proforma financial information with the comparable financial information reported in accordance with GAAP.

MONOGRAM BIOSCIENCES, INC.

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	December 31, 2006	December 31, 2005
		(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$8,263	$7,616
Short-term investments	22,867	57,398
Restricted cash	—	50
Accounts receivable, net	6,849	9,063
Prepaid expenses	1,234	1,107
Inventory	961	1,170
Other current assets	378	790

Total current assets	40,552	77,194
Property and equipment, net	7,463	8,580
Goodwill	9,927	9,927
Deferred costs	1,783	—
Other assets	1,120	1,977

Total assets	$60,845	$97,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,271	$1,751
Accrued compensation	2,258	2,271
Accrued liabilities	4,720	4,116
Current portion of restructuring costs	1,128	1,417
Deferred revenue	404	383
Current portion of loans payable and capital lease obligations	6,355	596
Contingent value rights	2,813	42,676

Total current liabilities	18,949	53,210
Long-term convertible promissory note	25,000	—
Long-term portion of restructuring costs	868	1,916
Long-term deferred revenue	1,783	—
Other long-term liabilities	337	781

Total liabilities	46,937	55,907

Stockholders’ equity:
Common stock	131	128
Additional paid-in capital	277,892	267,526
Accumulated other comprehensive loss	(124)	(514)
Deferred compensation	—	(81)
Accumulated deficit	(263,991)	(225,288)

Total stockholders’ equity	13,908	41,771

Total liabilities and stockholders’ equity	$60,845	$97,678

(1)	The balance sheet data at December 31, 2005 is derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

MONOGRAM BIOSCIENCES, INC.

SUPPLEMENTAL INFORMATION

To provide additional insights to investors, the following information is provided in a question and answer format.

HIV

1.	What is the status of the CCR5 opportunity for Monogram?

The CCR5 class of drug blocks the use by HIV of the patient’s CCR5 co-receptor, if this co-receptor is being used for entry by HIV into cells. Accordingly, knowing whether the CCR5 co-receptor is being used by HIV in a particular patient is critical for drug efficacy, and potentially for drug safety.

The CCR5 antagonist that is the most advanced in clinical development is Pfizer’s maraviroc, for which our Trofile Co-Receptor Tropism Assay has been used for patient selection in the phase III clinical trial. The phase III clinical trial for maraviroc was completed during 2006 and Pfizer has announced that it has submitted an NDA to the FDA and that it intends to initiate an expanded access program to make maraviroc available under an FDA approved protocol prior to approval for commercial use. Pfizer has also indicated that the clinical results of the phase III trial will be presented in a future scientific forum.

The use of our tests in Pfizer’s phase III trials caused a substantial increase in our revenues in the second half of 2005 and first half of 2006. While the results of the phase III trial are not yet known, we believe that because our tests were used for patient selection in the trials, it is likely that our tests may be used for patient selection after regulatory approval of maraviroc. This could result in an increase in our revenues after such approval.

Other CCR5 antagonists are in development, including Schering Plough’s vicriviroc, which is in clinical development. Our testing services have been used in all clinical programs of CCR5 antagonists conducted to date, for patient selection and monitoring utilizing our Trofile Co-Receptor Tropism Assay, and for optimization of patients’ background treatment regimens utilizing our PhenoSense GT test.

2.	What is the nature of the collaboration agreement with Pfizer?

The collaboration agreement announced in May 2006 provides a framework in which Pfizer and Monogram are collaborating to make Trofile (our co-receptor tropism assay) available globally. Trofile has been used for patient selection in Pfizer’s phase III trial of maraviroc, its CCR5 antagonist drug for treatment of HIV. Having been used for patient selection in the clinical trials, it is possible that the test will also be required or recommended in clinical use after drug approval. This collaboration puts in place arrangements that are designed to make sure that the test can be available in countries outside of the U.S. where Pfizer, after regulatory approval, wishes to commercialize maraviroc.

The agreement runs through December 31, 2009, but is renewable by Pfizer for five separate one year terms after that date. Monogram will be responsible for making the Trofile assay available in the U.S. Outside the U.S., Pfizer will take the lead in commercializing the assay. The agreement is subject to certain performance standards by Monogram and a Joint Steering Committee oversees the collaboration.

Also in May 2006, we extended the existing co-receptor tropism assay services agreement with Pfizer to provide support for potential additional Pfizer clinical programs through December 31, 2009.

3.	What are the economic aspects of the agreements with Pfizer?

There are two separate aspects to the arrangements with Pfizer. The first was a $25 million financing that is described in the Financial section of this Q&A. The second is a collaboration that is designed to make Trofile available globally.

With regard to the U.S. market, we intend to make our tests available through the same direct channels that we have used successfully in the past. While we may work collaboratively with Pfizer’s commercial organization after approval of maraviroc, we will have full control over our U.S. marketing activities. We will independently set our commercial price for the Trofile assay and obtain reimbursement for the assay. Outside of the U.S. Pfizer will lead the commercial effort and so will be responsible for, and incur the costs of, sales, marketing, reimbursement and regulatory matters. We will be responsible for logistics and medical education in those countries where Pfizer elects to market maraviroc. However, Pfizer will reimburse us for all of our costs incurred in these activities. These costs are potentially substantial, but, due to Pfizer’s funding obligation, is not expected to place a burden on our cash flows. For the third and fourth quarters of 2006, such costs, reimbursable by Pfizer, amounted to $1.8 million. Pfizer will also buy tests from Monogram.

For details of how revenue and expenses will be recognized for this collaboration, refer to the Financial section of this Q&A.

4.	What will be the future impact of new HIV drug classes on your business?

There are several new classes of HIV drugs in development. New classes of drugs add both to the richness of potential treatment options for patients and also to the potential testing opportunity for Monogram. For us, this means opportunity not only for our current genotypic and phenotypic tests but also for our new class-specific tests that are made available initially to pharmaceutical companies and, as these new drugs are approved, to physicians.

The CCR5 class, described above, has a potentially significant impact on Monogram. Unlike the resistance tests that have provided much of our revenues since the initiation of commercial sales, the Trofile Assay has application in patient selection in advance of prescribing the drugs. Our resistance tests are used after therapy failure to inform decisions about suitable therapies. In addition to the CCR5 class, there are other forms of entry inhibitors, of which one, Fuzeon® from Roche, is currently marketed, although others are in earlier stages of development. The class of integrase inhibitors has four compounds in clinical development, including one, from Merck, that is in Phase III trials. In earlier stages of development is the assembly class, which targets the exit of HIV from infected cells.

For these new classes of drug, we have assays, available and in development, that will assess resistance to these new classes of drug just as our current Phenosense and GeneSeq tests assess resistance to the current classes of HIV drug. As the range of therapeutic options becomes more varied and complex, we believe that the need for sophisticated testing will increase.

5.	What is the status of your agreement with Merck for its phase III trial?

In February 2006, we announced that our tests are being used in a phase III trial of an integrase inhibitor by Merck & Co. This is the first phase III trial for a drug in this new class. We believe the initiation of this trial is indicative of a robust drug development pipeline, both in terms of new drugs being developed and new classes of drug being pursued by our pharmaceutical company customers. The selection by Merck of our tests for use in this trial is consistent with the leadership position that we have established as the partner for over 60 pharmaceutical, biotechnology and research organizations, including almost every company with a significant HIV drug development program. There are over 60 drugs in development, more than half of which are in the new classes of entry inhibitors, integrase inhibitors and assembly inhibitors.

6.	What is the proprietary nature of your tests for tropism and HIV entry?

Our tropism and entry tests are covered by our fundamental patents for phenotypic analysis. In addition, in May 2006 we received four notices of allowance from the U.S. Patent Office related to the use of Monogram’s PhenoSense™ technology for assessing the likely efficacy of entry inhibitors, a new class of drug that prevents HIV from entering cells. One of these patents has subsequently issued. Monogram’s tests measure co-receptor tropism and the susceptibility or resistance of HIV to entry inhibitors, critical elements in the development and use of these new drugs. The phenotypic approach covered by these allowed patents is able to directly and accurately assess the susceptibility or resistance of a patient’s HIV to entry inhibitors, and to determine to what extent a patient’s virus is able to gain entry into cells via one or other, or a mixture, of the two major co-receptors, CCR5 or CXCR4, that are used in conjunction with the virus’ primary receptor, CD4. The allowed patents cover an approach that is able to directly assess resistance to entry inhibitors, the identification of co-receptor usage, screening for new entry inhibitor compounds and an antibody response capable of blocking infection. Monogram’s assays utilizing these methods include the PhenoSense Entry Assay that assesses resistance of HIV to all classes of entry inhibitor drugs and the Trofile Co-Receptor Tropism Assay that identifies the ability of a patient’s HIV to enter cells using specific co-receptors such as CCR5. We believe these patents are important because the envelope region of the virus (the area involved in cell entry) has a particularly heterogeneous genetic sequence. This renders genotypic methods significantly less effective for measuring co-receptor tropism and resistance to specific viral entry inhibitors, giving Monogram’s phenotypic methods significant advantages.

7.	Is there published data available related to your Trofile Co-Receptor Tropism Assay?

Pfizer has indicated that it will present the results of its phase III trial of maraviroc at an upcoming scientific meeting. Our Trofile Assay has been used for patient selection in this trial and previously, four studies demonstrating the utility and clinical significance of our Trofile™ co-receptor tropism assay were presented in August 2006 at the XVI International AIDS Conference in Toronto.

The first study, presented by Monogram scientists, confirmed that the Trofile Assay can accurately characterize the tropism of a panel of diverse HIV strains. Our scientists used the assay to evaluate the co-receptor tropism of a panel of 46 well-characterized strains of HIV-1 that included multiple subtypes (CCR5, CXCR4, or dual/mixed tropism (DM)). The assay accurately measured the tropism of all 46 strains. The assay also was accurate when tested against three clonal viruses (CCR5, CXCR4 and DM). When CCR5 and CXCR4 clones were mixed together, the assay was able to detect minor variants down to 10 percent in all samples tested, and to 5 percent in 83 percent of samples tested. The data show that Monogram’s Trofile Assay is an accurate, precise, sensitive, reproducible and robust assay for the measurement of tropism and support its use as the standard assay for patient screening and monitoring in the development of co-receptor antagonists.

The second study, also presented by Monogram scientists, compared the abilities of V3 sequencing and Monogram’s Trofile assay to accurately characterize tropism. V3 sequencing examines the genetic sequence of only the V3 region of the envelope gene of HIV taken from a patient and uses algorithms to predict co-receptor tropism. The Trofile assay uses the entire envelope gene taken from the patient’s virus to measure viral tropism directly. The study used patient-derived virus sequences representing multiple subtypes of HIV-1, and found that sensitivity for detection of viruses using the CXCR4 co-receptor varied widely depending on viral sub-type and on the interpretation system used. In comparison to phenotypic analysis with Trofile, which accurately and directly measures co-receptor usage, genotypic measures, on average, were only approximately 65% accurate, and in many cases were even less accurate. These results demonstrate that genotypic approaches are inferior for assessing tropism when compared with Trofile. This is because the region of the virus involved in cellular entry has a particularly heterogeneous genetic sequence, which renders genotypic methods significantly less effective.

In a study presented by scientists from Pfizer, Inc., the negative predictive value of Monogram’s Trofile co-receptor tropism assay was assessed in an ongoing Phase III trial of Pfizer’s investigational CCR5 antagonist, maraviroc (Study 1029). Results showed that patients identified by the assay as having virus using BOTH the CXCR4 and CCR5 receptors (dual/mixed tropic) did not respond to the investigational (CCR5) therapy. These data suggest that screening patients with the Trofile assay will allow physicians to avoid treating patients with expensive drug therapy who are unlikely to respond to that therapy.

A study presented by investigators from the AIDS Clinical Trial Group 5211 study team and Schering Plough demonstrated the positive predictive value of the assay in patients participating in a Phase IIb trial of Schering-Plough’s investigational CCR5 antagonist vicriviroc. In this study, patients identified by the assay as having virus utilizing only the CCR5 co-receptor demonstrated clinical responses to the investigational therapy.

These two studies involving Pfizer’s maraviroc and Schering Plough’s vicriviroc, suggest that the Trofile Co-Receptor Tropism Assay is an effective method of identifying appropriate patients for treatment with CCR5 antagonists. By virtue of its high positive and negative predictive values, the Trofile assay is highly capable of ensuring that individuals receive treatments that are most likely to provide them with clinical benefit.

8.	What will be the impact of possible FDA regulation?

In September 2006, the FDA issued draft guidance related to the regulation of certain kinds of test provided through CLIA labs. This draft guidance is currently subject to public comment and may be revised before being finalized. The public comment period has been extended to March 5, 2007. We do not believe that the guidance is intended to regulate all CLIA-based lab tests. Rather it appears to be focused on a subset of tests referred to as IVD Multivariate Index Assays where multiple variables are analyzed, using complex statistical proprietary algorithms and the reported results may not be readily understood by physicians.

With regard to our HIV business, we do not currently believe that our products will be affected by this draft guidance for the following reasons:

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First, our phenotypic resistance tests and our co-receptor tropism test are all direct biological measurements and are not the kind of “black box” algorithms on which the draft guidance appears to be focused

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Second, the FDA is familiar with genotypic HIV tests and, to our knowledge, has made no indication that it intends the draft guidance to be applied to these tests. In addition, gene mutations in HIV have been widely published in medical literature and are well understood by physicians such that they do not seem to fit the “black box” algorithm characterization

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Third, with respect to our Trofile Assay, because of the role of our Trofile Assay in the phase II and phase III clinical evaluation of CCR5 antagonists, we have had direct interactions with the FDA and in 2004 filed a Master File on our Trofile Co-Receptor Tropism Assay with the FDA which provided the agency substantial performance characteristics and validation data on the Trofile Assay.

With regard to our potential eTag products for oncology, we will continue to monitor the evolution of the regulatory situation and will be actively engaged in the process both through direct interaction with the FDA and through trade groups. Our eTag assays are currently designed to make direct biological measurements of proteins and protein dimers and facilitate predictions based on a clear biological rationale. As such, they may be viewed as different from the “black box” algorithm based tests that the draft guidance is intended to reach, though at this time we cannot make this determination.

However, in the evolving area of molecular diagnostics, it is not clear when or what delineations will be made in determining applicability of the draft guidance once finalized and we are currently unable to predict the applicability of such final guidelines or whether any additional regulations will be proposed which might impact our current or future products.

Oncology

9.	What is eTag technology? How will eTag assays be used?

Our eTag assays enable detailed analysis of activated protein drug targets and signaling pathways in cancer cells, including FFPE samples, which is the standard format in most pathology labs. The unique capability of eTag assays is the ability to directly measure, quantitatively and precisely, activated pathway status by measuring protein complexes, not just indirect measures such as gene mutations and gene expression levels. The assays are designed to provide information on a drug’s mechanism of action, selectivity and potency in a biological setting in pre-clinical research, and enable enrichment or selection of clinical trial populations later in a drug’s development. In addition, we believe these assays may ultimately be used to help physicians better determine whether certain therapies are more appropriate for individual cancer patients, and whether to combine therapies with different mechanisms or properties for such patients.

10.	What will your first commercial oncology product be?

We intend that our portfolio of assays for the EGFR/Her pathway will ultimately include assays that measure the levels of individual receptor monomers such as Her1, Her2 and Her3; assays for the receptor homo-dimers such as Her1:1, and Her2:2; assays for the numerous hetero-dimers such as Her1:2, Her2:3, etc. and assays for various modified forms of these receptors including p95/Her2. In time, we plan to have a broad portfolio of assays that provide comprehensive information for drugs targeting individual protein components of the EGFR/Her pathway so that physicians will be able to detect resistance early and make better choices for their patients.

Our initial focus has been breast cancer where Herceptin is already approved, lapatinib is expected to be approved shortly, and other drugs are in development. In breast cancer, there may be two opportunities based on evolving treatment settings for Herceptin. One is the opportunity for a better test to support the design of treatment regimens, for advanced disease, that contain Herceptin, chemotherapy and potentially other agents. A second and potentially larger opportunity may be for an improved test (in relation to existing tests) to support the design of treatment regimens in patients with early stage disease, again looking at likely efficacy of targeted agents like Herceptin and chemotherapeutics.

Additional applications for EGFR/Her assays may exist in lung cancer, where current approaches to the selection of patients who are likely to respond to targeted therapies are even more uncertain than in breast cancer, and we believe that the accurate assessment of activated drug targets in individual patients using the eTag assay has the potential to address this need. Other opportunities include colorectal cancer and other malignancies in which EGFR/Her signaling may be driving or contributing to tumor growth.

The details and timing of our initial products are still dependent on the nature and timing of clinical data that is being generated in our clinical studies.

11.	What is the status of your clinical studies for the eTag EGFR/Her test panel?

During 2006, we have made very substantial improvements to the etag technology, greatly enhancing reproducibility and sensitivity. We are currently seeking clinical validation of our first assays in breast cancer patient samples. The other assays that will support a comprehensive range of assays will follow. As we have improved the assay in recent months, we have performed the eTag assay on FFPE specimens from two clinical cohorts of breast cancer patients. We have observed consistent relationships between EGFR/Her family receptor interactions and clinical outcomes. We are actively working to obtain access to additional patient samples to evaluate these correlations in independent cohorts of both early and late stage breast cancer patients. These studies, if successful will provide the basis for a commercial product. Obtaining these samples is complex and time consuming and remains our highest priority. Our ultimate goal remains that of generating, through these studies, data to validate our eTag assay as a clinically meaningful tool that can be used to impact treatment decisions. We have submitted several abstracts for presentation at ASCO on both clinical and operational aspects of the eTag assay, and are very focused on generating definitive clinical information on etag assays.

Financial

12.	What has been your use of cash?

During 2006, the level of our cash resources (comprising cash, cash equivalents and investments) was significantly affected by the payment in June 2006 related to the CVR’s and by the investment by Pfizer in Monogram. Cash from operations was slightly positive in the first two quarters of 2006, due primarily to the higher level of revenues in those quarters. With the completion of Pfizer’s phase III trial, revenue was reduced in the second half of the year. Accordingly, cash from operations was negatively impacted and was negative $10.5 million for the second half of the year.

Other items impacting cash flows in 2006 include $3.0 million in cash proceeds from the exercise of stock options in Q1; the CVR payment of $57.1 million in Q2, offset by proceeds from Pfizer’s investment of $25 million in Q2; and approximately $5.6 million in borrowings under our revolving credit line in Q3. The following table shows these amounts by quarter:

	2005				2006
$ millions	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Cash provided by (used in) operations (1)	$(2.6)	$(1.8)	$(4.4)	$(4.9)	$0.3	$0.2	$(4.6)	$(5.9)
Cash used in CVR settlement	—	—	—	—	—	(57.1)	—	—
Cash used in merger transaction costs	(4.7)	—	—	—	—	—	—	—
Cash used in investing activities (2)	(1.5)	(1.2)	(0.6)	(0.3)	(0.6)	(0.8)	—	(0.2)
Cash provided by financing activities	4.5	2.1	0.8	0.5	2.7	25.4	5.6	1.0

	$(4.3)	$(0.9)	$(4.2)	$(4.7)	$2.4	$(32.3)	$1.0	$(5.1)

(1)	Cash used in operations excludes the payment on the CVR liability.
(2)	Cash used in investing activities excludes purchase and maturities/sales of investments.

13.	What is your current cash position?

At December 31, 2006 we had cash resources (comprising cash, cash equivalents, short-term investments and restricted cash) of approximately $31.1 million. Taken together with the estimated net proceeds of $21 million, received in January 2007, from the financing described below, these sources of cash provide approximately $52 million in cash resources.

14.	What are the details of the financing you closed in January 2007

In January 2007, we issued a 0% Convertible Senior Unsecured to an investor. This note is:

•	payable five years from issuance, in December 2011,

•	has a zero coupon structure which means there will be no interest payments but the principal amount will accrete from the original issue price of $22.5 million to the face value of $30.0 million,

•	convertible at the holder’s option at any time at a conversion price of $2.52 per share,

•	convertible at Monogram’s option at any time (subject to certain conditions) if the closing price of our common stock is $3.15 or greater for 20 out of 30 consecutive trading days,

•	covered with regard to the resale of the shares of common stock issuable on conversion by a Form S3 registration statement that will be filed with the SEC within 60 days of the issuance of the note,

•	documented in financing agreements that have been filed as exhibits to our SEC filings.

15.	What are the details of your investment from Pfizer?

In May 2006, Pfizer invested $25 million in Monogram through a 3% Senior Secured Convertible Note. This note is:

•	payable four years from issuance, in May 2010,

•	bears interest at 3%, payable quarterly in cash or common stock at our option,

•	convertible at any time at Pfizer’s option at a conversion price of $2.7048 per share,

•	automatically converted at any time if the closing price of our common stock is $4.06 or greater for 20 out of 30 consecutive trading days,

•	covered with regard to the resale of the shares of common stock issuable on conversion and in payment of interest by a Form S3 registration statement that has been declared effective by the SEC,

•	secured by the assets of our HIV testing business,

•	documented in financing agreements that have been filed as exhibits to our SEC filings.

16.	How will revenue and expenses be recognized in relation to your collaboration with Pfizer?

The collaboration involves a number of elements, including supply of the Trofile assay in additional clinical studies (including Pfizer’s announced expanded access program for maraviroc) supply of the Trofile assay for clinical use outside of the U.S., reimbursement of costs for the establishment and operation of supply infrastructure outside of the U.S. and potential assistance to Pfizer in the establishment and operation of a second facility for processing of tropism assays. Under applicable accounting rules, each of these deliverables has to be separately analyzed to establish an appropriate fair value. Absence of an established fair value for any undelivered elements requires a deferral of all other revenue in the arrangements. The application of these accounting rules requires us to defer all the revenue until the expiry or termination of the contract, or earlier completion of the deliverable, due to the absence of an established fair value for the potential assistance to Pfizer in the establishment and operation of a second facility for processing of tropism assays. Costs associated with the revenues are also being deferred. The deferrals are included in the balance sheet as long term deferred revenue of $1.8 million and deferred costs of $1.8 million.

Additional details will be included in our SEC filings on Form 10Q and 10K.

17.	What are the details of the Line of Credit with Merrill Lynch?

In September 2006, we entered into a Credit and Security Agreement with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. This revolving credit line provides the Company with a $10 million line of credit, with borrowings limited by the amount of eligible accounts receivable, currently approximately $6 million. The line is secured by our accounts receivable, inventory and intellectual property related to our oncology testing business and is subject to certain covenants related to the conduct of our business. The Agreement expires in March 2010. As of December 31, 2006, approximately $5.6 million was outstanding under the revolving credit line. Amounts borrowed under the Agreement will bear interest at a rate per annum equal to a published LIBOR rate plus 4.75%.

18.	What was the impact of the CVR liability and how will there be any future impact?

The final determination of the amount of the actual liability under the CVRs was made in June 2006 based on the volume weighted average prices of our common stock during the fifteen trading days ending on Friday June 9, 2006. Because this average price was less than $2.02 per share, the maximum payment of $0.88 per CVR, or $57.1 million in the aggregate, became payable in respect of all outstanding CVRs. Although $24.6 million of this amount could have been paid in shares of our common stock, we elected to make the entire payment in cash. There are no CVRs outstanding at December 31, 2006. Additional information on the CVRs is included in our SEC filings.

Additional amounts will become due upon the future exercises of assumed ACLARA stock options. There are approximately 3.3 million shares of Monogram common stock issuable upon exercise of assumed ACLARA stock options outstanding at December 31, 2006, each of which is entitled to a payment of $0.88 per share, but ONLY upon exercise of the option. In the aggregate the proceeds receivable by the Company upon such exercises is $7.0 million and the liability for CVR payments is $2.9 million. Cash received by the Company would therefore exceed the CVR liability by approximately $4.1 million. We recognize the liability for this CVR payment as the options vest and of the total potential liability of $2.9 million, $2.7 million is reflected as a liability at December 31, 2006 and the remaining $0.2 million will be recognized as the options vest, generally over the next two years. These payments will ONLY be made at the time of receipt by the Company of the related option exercise proceeds.

19.	What are the trends in your net losses?

Our net income/(loss) includes adjustments from marking to market the valuation of the CVR liability for quarters prior to the June 2006 CVR maturity date, as well as non-cash charges for stock-based compensation included in operating expenses and described in the immediately following question. The effect of these items generates significant fluctuations from quarter to quarter in net income/(loss). The table below shows the net income/(loss) both in accordance with GAAP and on a non-GAAP proforma basis, adjusted for these non-cash items.

$ millions

	2005				2006
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
GAAP Net Income (Loss)	$(7.4)	$0.7	$(9.6)	$(21.3)	$(3.3)	$(21.8)	$(6.6)	$(7.0)
Contingent Valuation Rights Adjustment Included in
Non-operating Income/Expense (1)	5.3	(4.0)	7.3	17.8	—	16.5	—	—
Contingent Valuation Rights Adjustment Included in
Operating Income/Expense (2)	0.1	—	0.1	0.8	0.1	0.5	0.1	0.1
Stock-Based Compensation under APB 25	(2.1)	0.7	(0.6)	(0.9)	—	—	—	—
Stock-Based Compensation under SFAS 123R	—	—	—	—	1.8	1.5	1.4	1.4

Non-GAAP Proforma Net Loss	$(4.1)	$(2.6)	$(2.8)	$(3.6)	$(1.4)	$(3.3)	$(5.1)	$(5.5)

(1)	Reflects the mark-to-market adjustments in respect of CVRs outstanding and in respect of CVRs associated with vested ACLARA options as of the closing of the merger with ACLARA on December 10, 2004.
(2)	Reflects stock-based compensation related to the CVRs vested during each period and the subsequent mark-to-market of those CVRs.

20.	What are the trends in your operating expenses without the impact of the non-cash items?

Our operating expenses include non-cash amounts related to stock compensation. These non-cash amounts are (i) in 2005, the impact of variable accounting on all former ACLARA stock options as a result of the CVRs, (ii) in 2005 and 2006, recognition of expense based on the value of CVRs related to former ACLARA options that vested during the period, and (iii) in 2006, the impact of stock-based compensation in accordance with SFAS 123(R) which was adopted by us on January 1, 2006.

The table below shows for each operating expense category the amount that represents stock compensation and the balance that represents “non-GAAP proforma expenses.” Non-GAAP proforma expenses are all those expenses other than the non-cash stock compensation amounts described above. Certain amounts in Q1’05 and Q2’05 have been reclassified from research and development to cost of goods sold.

Total GAAP costs and expenses increased from $61.8m in 2005 to $71.4m in 2006, an increase of $9.6m or 16%. However, on a non-GAAP proforma basis, costs and expenses increased from $63.7 million in 2005 to $64.5m in 2006, an increase of 1%.

$millions

GAAP Expenses
	2005				2006				Year Ended
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2005	2006
Cost of Product Revenue	4.4	5.0	5.4	5.3	5.7	5.7	6.0	5.4	20.1	22.8
Research and Development	4.0	4.9	4.8	5.3	4.5	5.2	4.6	4.5	19.0	18.8
Sales and Marketing	2.5	3.3	3.1	3.7	3.4	4.0	3.8	3.5	12.6	14.7
General and Administrative	1.7	3.2	2.8	2.4	3.6	4.3	3.4	3.8	10.1	15.1

	12.6	16.4	16.1	16.7	17.2	19.2	17.8	17.2	61.8	71.4

Stock Based Compensation (1)
	2005				2006				Year Ended
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2005	2006
Cost of Product Revenue	—	—	—	—	0.2	0.1	0.2	0.1	—	0.6
Research and Development	(0.6)	0.3	(0.2)	0.3	0.5	0.8	0.3	0.4	(0.2)	2.0
Sales and Marketing	(0.2)	0.1	(0.1)	—	0.4	0.5	0.4	0.4	(0.2)	1.7
General and Administrative	(1.2)	0.3	(0.2)	(0.4)	0.8	0.6	0.6	0.6	(1.5)	2.6

	(2.0)	0.7	(0.5)	(0.1)	1.9	2.0	1.5	1.5	(1.9)	6.9

Non-GAAP Proforma Expenses
	2005				2006				Year Ended
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2005	2006
Cost of Product Revenue	4.4	5.0	5.4	5.3	5.5	5.6	5.8	5.3	20.1	22.2
Research and Development	4.6	4.6	5.0	5.0	4.0	4.4	4.3	4.1	19.2	16.8
Sales and Marketing	2.7	3.2	3.2	3.7	3.0	3.5	3.4	3.1	12.8	13.0
General and Administrative	2.9	2.9	3.0	2.8	2.8	3.7	2.8	3.2	11.6	12.5

	14.6	15.7	16.6	16.8	15.3	17.2	16.3	15.7	63.7	64.5

(1)	Reflects stock-based compensation under APB25 in 2005 and under SFAS123(R) in 2006. Additionally, it includes stock-based compensation related to CVRs vested during each period, the subsequent mark-to-market of those CVRs and stock-based compensation related to consultant options that vested during each period.